LICENSE AGREEMENT

        This License Agreement (this “Agreement”) is entered into and made effective as of December 1, 2006, by George Andrew Eby III, (“EBY”) and Auriga Laboratories, Inc., a Delaware corporation (“AURIGA”) with respect to the facts set forth below.

RECITALS

        A.        EBY has developed certain products and technology relating to the treatment of the common cold with zinc and has obtained certain patents relating to the treatment of the common cold with zinc.

        B.        AURIGA is engaged in research and development of, among other things, pharmaceutical products intended for the treatment of the common cold and pharmaceutical products containing zinc acetate.

        C.        EBY desires to grant to AURIGA, and AURIGA wishes to acquire, a worldwide right and license to EBY’s products, technology and patents.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, EBY and AURIGA hereby agree as follows:

    1.    Definitions.  Capitalized terms shall have the meaning set forth below.

            1.1    “Affiliate”shall mean any entity which directly or indirectly controls, is controlled by or is under common control with AURIGA. The term “control” as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

            1.2    “Combination Product” shall mean a product containing a Licensed Product together with one or more other active ingredients, devices, products, equipment or components that are themselves not Licensed Products.

            1.3    “Commercial Launch” shall mean the initial commercial sale of a Licensed Product by AURIGA or a third party authorized to sell products on behalf of AURIGA.

            1.4    “Confidential Information” shall mean any and all proprietary or confidential information of EBY or AURIGA which may be exchanged between the parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that it:

1.4.1 Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

1.4.2 Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party’s employees); or

1.4.3 Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

1.4.4 Has been published by a third party as a matter of right.

            1.5    “Developed Technology” shall mean intellectual property and technical know-how, including all rights in discoveries, knowledge, experience, improvements, processes, products, reports, models, codes, inventions, works of authorship, trade secrets, pending patent applications, patents, copyrights, or other proprietary information (whether or not patentable, copyrightable or the subject of any other type of intellectual property protection) that is discovered or developed by AURIGA, including, without limitation, any of the foregoing that is based or incorporates any EBY Technology.

            1.6    “Existing Licenses” shall mean the non-exclusive license agreements EBY has entered into with F&F Foods and Weider Nutrition, respectively.

            1.7    “Licensed Product” shall mean any product which cannot be developed, manufactured, used or sold without (i) infringing one or more claims under EBY Technology or (ii) utilizing any part of EBY Technology.

            1.8    “EBY Technology” shall mean all intellectual property and technical know-how, including all rights in discoveries, knowledge, experience, improvements, processes, products, reports, models, codes, inventions, works of authorship, trade secrets, pending patent applications, patents, including without limitation, the following patents: U.S. Patent 5,409,905 (as revised by Re-Examination SN90/004,518); 5,095,035; 5,002,970; and 4,956,385; and Canadian Patent 2,099,670, copyrights, or other proprietary information (whether or not patentable, copyrightable or the subject of any other type of intellectual property protection) that is owned by EBY concerning zinc and the common cold. In addition, “Ideas and Inventions” developed under that certain Consulting Agreement, by and between Eby and Auriga, dated as of the date hereof (the “Consulting Agreement”), as that term is defined in the Consulting Agreement, shall be included within “Eby Technology.”

            1.9    “Manufacturing Instructions” shall mean the technology, trade secrets, know-how and other proprietary information and other information used for the manufacture, packaging, release testing, validation, stability and shelf life of Licensed Products that are in existence and in the possession of, under the control of, or accessible to, the EBY as of the date of this Agreement, including, without limitation, all (i) current manufacturing processes, (ii) current test methods, (iii) current specifications for raw materials, (iii) current manufacturing and packaging instructions, (iv) the most recently available chemical, pharmacological, toxicological, safety, quality control and clinical data, (iv) current master formulae, (v) validation reports, (vi) stability data, (vii) analytical methods, (viii) records of complaints from the twenty-four (24) month period ending as of the date of this Agreement, (ix) annual product reviews from the prior twenty four (24) months, and (x) other master documents necessary for the manufacture, control and release of Licensed Products as conducted by, or on behalf of, EBY.

            1.10    “Net Sales” shall mean the gross amount invoiced by AURIGA, or its Affiliates and Sub-licensees, or any of them, on all sales of Licensed Products less (i) actual returns and actual credits taken, (ii) freight, postage, and shipping expenses (including insurance relating thereto) absorbed by Auriga; and (iii) sales and other excise taxes, tariffs, customs duties or other duty and any other governmental charges. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore shall be generated or the Licensed Product shipped for delivery. Only sales of Licensed Products by AURIGA, or an Affiliate or Sub-licensee of AURIGA to unrelated parties shall be deemed Net Sales hereunder. If the Licensed Product is sold in the form of a Combination Product, then for the purpose of calculating royalties owed under this Agreement on sales of the Combination Product, Net Sales shall mean an amount equal to the actual net sales of such Combination Product (calculated using the method described above) multiplied by the fraction A/(A+B), where A is the weighted (by sales volume) average invoice price of the actual Licensed Product component of such Combination Product, and B is the total of the weighted (by sales volume) average invoice prices of the other products, active ingredients, devices, equipment or components of such Combination Product.

            1.11    “Product Marketing Materials” shall mean all marketing materials used solely and specifically with respect to Licensed Products that are in existence as of the date of this Agreement, to the extent such materials are within the possession of EBY and are legally permitted to be assigned, including all advertising and display materials, product data, price lists, sales materials, marketing information, marketing plans, sales, training and education materials, promotional materials, scientific and commercial publications, market research, artwork for the production of packaging components and other materials associated solely and specifically with Licensed Products that EBY has the right to transfer.

            1.12    “Regulatory Documentation” shall mean copies of any and all dossiers and packages, labels and regulatory certificates, any correspondence with the U.S. Food and Drug Administration, or any other regulatory bodies, drug reports, periodic safety update reports, medical inquiries and standard communication letters relating to Licensed Products.

            1.13    “Sourcing Documentation” shall mean all copies of any documentation and information under the possession of, or reasonably accessible to, EBY relating to sourcing of raw materials and necessary to manufacture Licensed Products.

            1.14    “Technical Information” shall mean all technical, scientific, chemical, biological, pharmacological, and toxicological data generated specifically for Licensed Products, other than the Manufacturing Information, that are in existence as of the date of this Agreement, to the extent such materials are within the possession or control of, or accessible to, EBY.

    2.    License Terms and Conditions.

            2.1    Grant of License.

                      2.1.1    Subject to the Existing Licenses, EBY hereby grants to AURIGA an exclusive, worldwide license, including the right to sublicense, to the EBY Technology, to make, to have made, to use, and to sell Licensed Products, subject to the terms of this Agreement. In addition, the license granted to Auriga pursuant to this Section 2.1.1 shall be exclusive even as to Eby, but such exclusivity even as to Eby shall continue only while that certain Consulting Agreement (as defined in Section 1.8 hereof) remains in effect.

                      2.1.2    Upon execution of this Agreement, EBY shall provide to AURIGA, without charge (other than the royalties payable pursuant to Section 2.4 below), copies of any and all Manufacturing Instructions, Product Marketing Materials, Regulatory Documentation, Sourcing Documentation and Technical Information and all embodiments, including, without limitation, documents, writings and other media, of EBY Technology.

                      2.1.3    EBY shall promptly disclose to AURIGA in writing, without charge (other than the royalties payable pursuant to Section 2.4 below), any improvements upon EBY Technology made during the term of this Agreement, and shall deliver to AURIGA any and all embodiments, including, without limitation, documents, writings and other media, of such improvements.

            2.2    Ownership.    The patent applications filed and the patents obtained by AURIGA pursuant to Section 4.1 hereof, all Combination Products and all Developed Technology shall be owned solely by AURIGA.

            2.3    Sublicense.     AURIGA shall have the right to grant sublicenses to any party with respect to the rights conferred upon AURIGA under this Agreement upon notification to EBY of the identity of said sublicenses.

            2.4    Royalties.

            2.4.1  Initial Royalties. In partial consideration for the exclusive license granted pursuant to Section 2.1 hereof, AURIGA shall pay to EBY a nonrefundable royalty ninety days after the Commercial Launch by AURIGA of a Licensed Product developed or sold by AURIGA in the amount of Fifty Thousand United States (U.S.) Dollars ($50,000). The royalty described in this Section 2.4.1 is consideration for the grant and continuation of the license hereunder.

            2.4.2  Percentage Royalties. As additional consideration for the exclusive license granted pursuant to Section 2.1 hereof, AURIGA shall pay to EBY during the term of this Agreement a continuing royalty in the amount of seven percent (7%) of annual Net Sales of Licensed Products until such annual Net Sales equal Ten Million U.S. Dollars ($10,000,000) and ten percent (10%) of all annual Net Sales of Licensed Products thereafter.

            2.4.3  Royalty Payable on Combination Products. The royalty to be paid EBY on any particular Combination Product sold by Auriga or its Affiliates and Sublicensees during the term of this Agreement shall be the royalty rates set forth in Section 2.4.2.

            2.4.4  Duration of Royalty Obligations. Upon the expiration or termination of this Agreement, whichever is earlier to occur, AURIGA shall have no further obligations to pay any royalties to EBY except for royalties owed on Licensed Products and/or Combination Products sold prior to such expiration or termination this Agreement.

            2.5    Quarterly Payments.

            2.5.1  Sales by AURIGA. With regard to Net Sales made by AURIGA or its Affiliates, royalties shall be payable by AURIGA quarterly, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products during such preceding calendar quarter, commencing with the calendar quarter in which the Commercial Launch of any Licensed Product occurs.

            2.5.2  Sales by Sub-licensees. With regard to Net Sales made by Sub-licensees of AURIGA or its Affiliates, royalties shall be payable by AURIGA quarterly, within ninety (90) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products by such Sub-licensee during such preceding calendar quarter, commencing with the calendar quarter in which the Commercial Launch of any Licensed Product occurs by such Sub-licensee.

            2.6    Reports.  AURIGA shall furnish to EBY at the same time as each royalty payment is made by AURIGA, a detailed written report of Net Sales of the Licensed Products and the royalty due and payable thereon, on a product-by-product basis, for the calendar quarter upon which the royalty payment is based.

            2.7    Records.  AURIGA shall keep, and cause its Affiliates and Sub-licensees to keep, full, complete and proper records and accounts of all sales of Licensed Products in sufficient detail to enable the royalties payable on Net Sales of each Licensed Product to be determined.

    3.    Inspection Right. Upon ten (10) days’ prior written notice and at mutually agreeable times, but in no event more than twice every twelve (12) months, EBY shall have the right to inspect the LICENSEE’s financial records and information relating to the Licensed Products, solely for the purpose of auditing the quarterly reports referred to in Section 2.6 and the payments under Section 2.5 with respect to the calculation of the royalties referred to in Section 2.4.

    4.    Patent Matters.

            4.1    Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 4 shall control the prosecution and maintenance of any patent included within EBY Technology. Subject to the requirements, limitations and conditions set forth in this Agreement, AURIGA shall direct and control, at its own expense (i) the preparation, filing and prosecution of the United States and foreign patent applications within EBY Technology (including any interferences and foreign oppositions) and (ii) maintain the patents issuing therefrom. AURIGA shall select the patent attorney.

            4.2    Infringement Actions.

            4.2.1  Prosecution and Defense of Infringements. In order to maintain the license granted hereunder in force, AURIGA shall prosecute any and all infringements of any EBY Technology and shall defend all charges of infringement arising as a result of the exercise of EBY Technology by AURIGA, its Affiliates or Sub-licensees, unless otherwise agreed to between EBY and AURIGA. AURIGA may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense. EBY shall permit any action to be brought in its name if required by law, and AURIGA shall hold EBY harmless from any costs, expenses and/or liability respecting all such infringements or charges of infringement. EBY agrees to provide reasonable assistance of a technical or factual nature which AURIGA may require in any litigation arising in accordance with the provisions of this section.

            4.2.2    Allocation of Recovery. Any monetary damages, other monetary recovery or equity from an infringement action undertaken by AURIGA pursuant to Section 4.2.1 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and shall thereafter be treated as Net Sales of a Licensed Product pursuant to which AURIGA shall have a royalty obligation to EBY pursuant to Section 2.4.2 hereof.

            4.2.3    Preservation of Title. EBY shall retain full ownership and title to EBY Technology licensed hereunder and shall use its reasonable best efforts to preserve and maintain such full ownership and title, subject to AURIGA fully performing all of its obligations under this Agreement.

    5.    Indemnification.

            5.1    By AURIGA. AURIGA agrees to defend, indemnify and hold harmless EBY its respective directors, officers, employees, agents and representatives, from and against any and all claims, losses, demands, liabilities, obligations and expenses arising from or relating to any product liability claim asserted by any party as to any Licensed Product or the use of any EBY Technology by AURIGA pursuant to this Agreement. In any instance in which EBY is entitled to claim indemnity under the provisions of this Section 5.1, EBY shall have the right to undertake its own defense and AURIGA shall be responsible for any and all costs and results of, including settlements and/or judgments resulting from, such defense.

    6.    Representations and Warranties of EBY. EBY covenants, represents and warrants that:

            6.1    the execution and delivery by EBY of this Agreement will not, and the fulfillment of and compliance by EBY with the terms, conditions and provisions of this Agreement will not, conflict with, result in a breach of, constitute a default under (whether with or without the giving of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any document, instrument, agreement or license to which EBY is a party or is bound;

            6.2    EBY is the owner of all EBY Technology and/or has the right to use all EBY Technology, and EBY has the unrestricted right to grant to AURIGA the right to use all EBY Technology as provided in this Agreement;

            6.3    except as noted in writing to AURIGA prior to the date hereof (recited as the F&F Foods and Weider non-exclusive licenses), EBY has not assigned, licensed or offered as collateral any of its rights to EBY Technology; and

            6.4    AURIGA’s use of EBY Technology will not infringe upon the proprietary rights of any third party anywhere in the world.

    7.    Confidentiality and Publication.

            7.1    Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of three (3) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information, (ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

    8.    Term and Termination.

            8.1    Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted hereunder, shall expire on the earlier to occur of (i) March 10, 2009 or (ii) the expiration of U.S. Patent 5,095,035.

            8.2    Termination Upon Default. Upon the failure of EBY to perform any obligation required under this Agreement to be performed by EBY and EBY’s failure to cure such failure to perform within thirty (30) days after receipt from AURIGA of notice of such failure to perform, AURIGA may terminate this Agreement upon written notice to EBY. Upon the failure of AURIGA to perform any obligation required under this Agreement to be performed by AURIGA and AURIGA’s failure to cure such failure to perform within thirty (30) days after receipt from EBY of notice of such failure to perform, EBY may terminate this Agreement upon written notice to AURIGA.

            8.3    Termination Upon Bankruptcy or Insolvency. This Agreement may be terminated by AURIGA giving written notice of termination to EBY upon the filing of bankruptcy by AURIGA.

            8.4    Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date with respect to this Agreement, other than the obligation of AURIGA to make any and all reports and payments for the final quarter period; provided, however, that upon such expiration, AURIGA shall retain the license granted in accordance with this Agreement; provided further, that upon such expiration, each party shall be required to continue to abide by its non-disclosure obligations as provided in Section 7.1 and shall continue to abide by its obligation to indemnify the other party as provided in Section 5.

            8.5    Rights Upon Termination. Neither party shall have any further rights or obligations upon the termination of this Agreement prior to its regularly scheduled expiration date with respect to this Agreement, other than any obligations accrued to the date of such termination; provided, however, that upon such termination, AURIGA shall retain the license granted in accordance with this Agreement if circumstances leading to termination have been resolved, but if circumstances have not been resolved, AURIGA agrees to forfeit the license and to immediately stop all sales, stop all use and stop all manufacture of Licensed Products and all Combination Products until the expiration of the Agreement according to Section 8.4 or pay two and a half times royalties as liquidated damages; provided further, that upon such termination, each party shall be required to continue to abide by its non-disclosure obligations as provided in Section 7.1 and shall continue to abide by its obligation to indemnify the other party as provided in Section 5.

    9.    Assignment. Neither this Agreement nor any rights granted hereunder may be assigned or transferred by EBY without the prior written consent of AURIGA. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of EBY and AURIGA.

    10.    General Provisions.

            10.1    Independent Contractors. The relationship between EBY and AURIGA is that of independent contractors. EBY and AURIGA are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. EBY and AURIGA shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

            10.2    Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by an agreed form of alternative dispute resolution (ADR), including mediation, arbitration or other form of ADR in Austin, Texas. If the parties cannot agree on a form of ADR, dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof. In the event of an ADR proceeding between the parties hereto, AURIGA agrees to pay up to $10,000 in the aggregate for Eby’s actually incurred expenses for said ADR proceedings. Eby reserves the right to have council of his choice.

            10.3    Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. This Agreement may be amended or modified only by a written document signed by both parties.

            10.4    Applicable Law. This Letter shall be governed by the laws of the State of Texas.

            10.5    Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

            10.6    Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

            10.7    No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

            10.8    Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, overnight courier and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

If to EBY, to:

George A. Eby 14909-C Fitzhugh Road Austin, Texas 78736 Attention: George Eby Facsimile: (512) 263-0805

If to AURIGA, to:

Auriga Laboratories, Inc. 5555 Triangle Parkway Suite 300 Norcross, Georgia 30092 Attention: Chief Executive Officer Facsimile: (678) 282-1700

Notice shall be deemed delivered upon the date it is deposited into the mail or the date it is delivered to an overnight courier, as the case may be.

            10.9    Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit EBY or AURIGA to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

            10.10    Websites. This Agreement does not allow, provide for, or require the transfer of control or transfer of ownership or sale of any Internet website of EBY to AURIGA. Nothing in this Agreement shall be construed to require EBY to transfer, sell or give control of any website owned by EBY to AURIGA.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

AURIGA LABORATORIES, INC.
(“AURIGA”)
By: /s/ Philip S. Pesin
Name: Philip S. Pesin
Title: Chairman & CEO
GEORGE ANDREW EBY III
(“EBY”)
/s/ George Andrew Eby III
George Andrew Eby III